As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KOHL’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1630919
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin	53051
(Address of Principal Executive Offices)	(Zip Code)

2024 Long-Term Compensation Plan

(Full Title of Plan)

Jennifer Kent

Senior Executive Vice President, Chief Legal Officer and Corporate Secretary

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

(262) 703-7000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Dennis F. Connolly

Godfrey & Kahn, S.C.

833 East Michigan Street

Suite 1800

Milwaukee, Wisconsin 53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided under Section 7(a)(2)(B) of the Securities Act. ☐

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)	The Annual Report on Form 10-K of Kohl’s Corporation (the “Registrant”) for the fiscal year ended February 3, 2024.

(b)	The Registrant’s Current Reports on Form 8-K, filed February 28, 2024, March 12, 2024 (Item 8.01 only), and March 27, 2024.

(c)

The description of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law (“WBCL”) requires the Registrant to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Registrant, a written agreement between the director or officer and the Registrant, or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Registrant’s articles of incorporation or bylaws, or by written agreement between the director or officer and the Registrant, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the Board of Directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or the full Board, if unable to obtain such a quorum or committee); (iii) by a panel of three arbitrators; (iv) by the affirmative vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Registrant, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Registrant written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Registrant and a written undertaking to repay any amounts advanced if it is determined that indemnification by the Registrant is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858 of the WBCL, the Registrant has adopted indemnification provisions in its By-Laws which generally provide indemnification and advancement of expenses to the greatest extent allowed by Wisconsin law.

Through insurance, the officers and directors of the Registrant are also insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act, as amended.

Under Section 180.0828 of the WBCL, the directors of the Registrant are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

4.1	2024 Long-Term Compensation Plan, incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A, filed April 5, 2024.

5.1	Opinion of Godfrey & Kahn regarding legality of the issuance of the securities.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

107	Filing Fee Table.

Item 9. Undertakings*

The undersigned Registrant hereby undertakes:

(a) (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*	Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on May 15, 2024.

KOHL’S CORPORATION

By:	/s/ Thomas A. Kingsbury
Thomas A. Kingsbury
Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas A. Kingsbury	Chief Executive Officer and	May 15, 2024
Thomas A. Kingsbury	Director (Principal Executive Officer)

/s/ Jill Timm	Chief Financial Officer	May 15, 2024
Jill Timm	(Principal Financial and Accounting
Officer)

Directors: Thomas A. Kingsbury, Wendy Arlin, Michael Bender, Yael Cosset, Christine Day, H. Charles Floyd, Robbin Mitchell, Jonas Prising, John E. Schlifske, Adrianne Shapira, and Adolfo Villagomez

By:	/s/ Jennifer Kent	As Attorney-in-Fact*	May 15, 2024
Jennifer Kent

*	Pursuant to authority granted by power of attorney, copies of which are filed herewith.

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